                                                                 EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the 1st day of September, 1998 (the "Effective Date"), by and among TransCoastal Acquisition, Inc. (to be renamed Dickson GMP International, Inc.), a Louisiana corporation (the "Company"); and Fred E. Gallander, Jr., an individual residing in Louisiana ("Employee").

                              W I T N E S S E T H :

         WHEREAS, the Company and TransCoastal Marine Services, Inc. ("TransCoastal" or "Parent" or "Parent Company") have entered into a Stock Purchase and Merger Agreement with Dickson GMP International, Inc. ("Dickson GMP"), Dickson Marine, Inc., Dickson Nigeria, Ltd, Servicios y Construcciones Petroleas Venturo, C.A., Ventura Resources, Inc. (collectively, the "Dickson Group") and the Shareholders (the "Purchase/Merger Agreement") to acquire all of the outstanding shares of common stock of the Dickson Group (the "Transaction"). Words used herein that are capitalized but not defined shall have the meaning set forth in the Purchase/Merger Agreement;

         WHEREAS, Employee is presently employed by Dickson GMP;

         WHEREAS, the Company desires to retain Employee as an employee of the Company after the Effective Date;

         WHEREAS, Employee desires to be employed by the Company in the position and on the further terms and conditions provided herein;

         WHEREAS, TransCoastal's and the Company's business includes (i) pipeline construction, repair, maintenance, trenching, testing, commissioning and other related pipeline services, (ii) fabrication of offshore platforms and other related oil and gas facilities and (iii) refurbishment and fabrication of offshore drilling rigs and barge drilling rigs (the "Company Business"); and

         WHEREAS, the parties hereto desire to enter into an employment agreement effective as of the Effective Date;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and intending to be legally bound thereby, the parties agree as follows:

         1.       EMPLOYMENT, DUTIES AND ACCEPTANCE.

                  1.1 On and as of the Effective Date, the Company hereby agrees to employ Employee for the Term (as defined in Section 2 hereof) to render services to the Company or its affiliates within Orleans Parish, Louisiana, as Chief Executive Officer, and, in connection therewith, to perform such duties on a temporary and limited basis in such other locations as the Company and its affiliates are conducting business, commensurate with such office under the general supervision of the Board of Directors, the Chief Executive Officer or the President of the Parent Company. The general scope of responsibilities, authority, reporting relationship and management authority is outlined on
Exhibit 1 annexed hereto and made a part hereof.

                  1.2 (a) On and as of the Effective Date, Employee hereby agrees to accept such employment and to perform his duties in a diligent manner and to use his best efforts to advance the business and goodwill of the Company, its Parent and affiliates.

                      (b) Employee further agrees to devote such of his time, skill, energy and attention to the Company as shall be reasonably necessary to carry out his duties as Chief Executive Officer. During the Term, Employee will not engage in any other business for Employee's own account or accept any employment from any other entity, or render any services, give any advice or serve in an advisory or consulting capacity, whether gratuitously or otherwise, to or for any person, firm, corporation or entity other than the Company, its Parent or affiliates without the prior written approval of the President or the Chief Operating Officer and/or the Board of Directors of the Parent Company, except as provided in Section 1.2(d) hereof.

                      (c) In addition to the restrictions set forth in Section 1.2(b) hereof, Employee shall not pursue for his own account (or for any other person or entity) any business, ownership or investment opportunity that in any way relates to the Company Business, except as provided in Section 1.2(d) hereof.

                      (d) Notwithstanding any provision hereof to the contrary, Employee shall be entitled to serve on corporate, educational, civic, religious or charitable boards or committees; to deliver lectures, fulfil speaking engagements or teach at educational institutions and to otherwise manage passive personal investments, so long as such activities do not interfere with the performance of Employee's responsibilities as an Employee of the Company in accordance with this Agreement. Further, Employee shall not be prohibited from
(i) having passive investments of up to 5% in any publicly held business enterprise or (ii) having passive investments in any privately held business so long as such business does not compete with Company Business and does not materially interfere with the performance of his duties under this Agreement. Additionally, Employee may continue to engage in the activities set forth on the attached Exhibit 1.2(d) as long as such activities do not interfere with or detract from Employee performing his duties for the Company, its Parent or affiliates.

         2.        TERMS OF EMPLOYMENT.

                   The term of this Agreement (the "Term") shall commence as of the Effective Date and shall continue until (i) three (3) years from the Effective Date of this Agreement or (ii) the date of termination of Employee's employment where such termination is pursuant to Section 4.1, 4.2, 4.3 or 4.5 hereof. This Agreement shall automatically be renewed for successive one-year periods annually thereafter, unless terminated as of the end of the Term or any one (1) year extended term by written notice by either the Company to the Employee or the Employee to the Company 120 days in advance of the expiration of the initial term or any extension thereof, as the case may be. For all purposes of this Agreement, the "Term" shall be deemed to include any such extended period.

         3.       COMPENSATION.

                  3.1 During the Term, as base compensation, exclusive of bonuses and benefits set forth below, for his services to be rendered to or at the request of the Company or its Parent in accordance with this Agreement, the Company agrees to pay Employee an initial annual salary of $175,000, payable in semi-monthly, equal installments in accordance with the Company's regular payroll practices in effect from time to time. The Board of Directors of the Parent Company may provide such increases in salary as it may from time to time deem appropriate; provided, however, any Company-wide or Parent-wide cost of living or similar increase shall be applicable to Employee. Such salary for each succeeding year shall not be less than that for the immediately preceding year.

                  3.2 During the Earn-Out Period, Employee shall be entitled to a cash incentive bonus up to a maximum of 50% of Employee's annual salary in accordance with a plan to be determined by the Board of Directors of the Parent Company. The Employee shall not be entitled to participate in any of the Company's and TransCoastal's other cash bonus or incentive plans (as may be amended from time to time) during the Earn-Out Period. After the Earn-Out Period expires, Employee shall participate in the Company's and TransCoastal's various bonus or incentive plans and stock option plans commensurate with Employee's position; provided, however, that for the period from the expiration of the Earn-Out Period to December 31, 1999, the bonus and other incentive plans will be limited to the Employee's pro rata participation for the remainder of 1999 of the bonus program in place for other Company and TransCoastal employees.

                  3.3 The Company shall promptly pay or reimburse Employee for all ordinary and necessary business expenses, including reasonable business entertainment, actually incurred or paid by him during the Term in connection with the performance of his duties under this Agreement upon presentation of reasonable and practical expense statements or vouchers or such other supporting information as the Company may reasonably require, provided such expenses are consistent with the Company's and TransCoastal's normal practice.

                  3.4 Employee shall be entitled to all rights and benefits for which he shall be eligible under any pension, group health, life, and disability insurance plans or other benefits which the Company and TransCoastal may provide for its employees commensurate with Employee's position. Employee shall also be entitled to five (5) weeks vacation per year commencing on the Effective Date of this Agreement. However, if Employee resigns or voluntarily terminates Employee's employment within six months from the Effective Date of this Agreement, Employee shall not be entitled to any unused and/or accrued vacation pay upon termination or resignation of Employee's employment. The Company or TransCoastal may amend from time to time and/or terminate any benefits contemplated by this Section 3, provided that such amendments will be of general application. Other provisions of this Agreement may be amended or modified only pursuant to a written agreement between the Company and Employee and TransCoastal as guarantor.

         4.       TERMINATION.

                  4.1 Subject to the further provisions hereof, the Company shall have the right to terminate Employee's employment for any reason with 14 days notice to Employee. If Employee's employment is terminated by the Company for any reason other than those described in Section 4.2, 4.3 or 4.4 below, Employee shall be entitled to continue to receive his base salary for the lesser of (i) two years or (ii) the remaining Term, in periodic payments in accordance with the Company's established payroll practice in effect from time to time and Employee shall be entitled to the benefits provided for herein for such period and any other vested or earned benefits pursuant to Employee benefit plans to the extent permitted by applicable Law and the provisions of the applicable benefit plan; provided, however, that if Employee shall die during this payment period, any unpaid compensation shall terminate upon death. In the event that the Company shall exercise the rights provided in this Section 4.1, the Employee shall continue to be subject to the Obligations set forth in Sections 5 and 6 of this Agreement so long as Employee continues to receive the salary and benefits from the Company as set forth in this Section 4.1. Further, except for Cause, the Company shall not have the right to terminate Employee's employment pursuant to this Section 4.1 during the Earn-Out Period. The Company, at its sole option, may require Employee to execute a release by Employee to the Company simultaneously with the payment of any monies due Employee which release shall not cover a breach of the obligations of this Agreement. In the event that the Employee's continued participation in the Company's Group Life and/or medical insurance is prohibited by law or the applicable plan, the Company shall reimburse Employee for the equivalent premium for such benefit, but only to the extent the Company would have paid the premium for the Employee under the applicable plan if the Employee had continued to be employed by the Company.

                  4.2 In the event of Employee's death during the Term, this Agreement shall terminate and Employee's estate shall be entitled to receive a lump sum payment equal to the aggregate of: (i) the salary to the end of the month in which the employee dies; (ii) any unpaid business expenses described in
Section 3.3 above incurred prior to Employee's death and (iii) any other vested or earned benefits pursuant to employee benefit plans. The Company shall have no further obligations or liabilities hereunder after the date of death, whether to Employee's estate, legal representatives or otherwise, except with respect to amounts which may have been due and owing to Employee with respect to periods prior to the date of death.

                  4.3 If, during the Term, Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable to perform his usual duties for a period of six (6) consecutive months, or for shorter periods aggregating six (6) months during any twenty-four (24) month period, the Company may, upon sixty (60) days' written notice to Employee and upon the expiration of such notice (but before Employee has recovered from such disability), terminate Employee's employment. Unless and until the Company terminates Employee's employment, the Company shall continue to pay to Employee his full salary less any benefits paid to Employee under the terms of any disability insurance plan of the Company which includes the Employee. Upon termination pursuant to this Section 4.3, Employee shall have no right to compensation or other benefits for any period after such date of termination, except for any benefit which may be payable to Employee under the terms of any disability insurance plan of the Company, if any, and any other vested or earned benefits pursuant to employee benefit plans.

                  4.4 The Company may terminate Employee's employment for Cause (as hereinafter defined), at any time by written notice to Employee. Such notice shall set forth, in appropriate detail, the Cause for such termination. For purposes of this Agreement, termination for "Cause" shall mean termination in connection with any act or omission by Employee which constitutes (i) willful neglect by Employee to perform his duties hereunder; (ii) any intentional act or omission by Employee outside the good faith performance of his duties hereunder which has subjected or is likely to subject the Company or TransCoastal or affiliates to material loss; (iii) breach by Employee of the terms of this Agreement; (iv) willful misconduct or willful violation of any material law, governmental rule or regulation applicable to the operation of the business of the Company unless such misconduct or violation results from a directive by the Board of Directors of the Company or its Parent; (v) breach of fiduciary duty involving personal profit or usurpation of an opportunity available to the Company, its Parent or affiliates by Employee (other than in compliance with Section 1.2(b) hereof) to the material detriment of the Company, its Parent or affiliates; or (vi) the conviction of Employee for a felony. "Cause" shall not include failure of Employee to relocate in the event of a move of the location of the performance of Employee's services. Following receipt of such notification by Employee, the Employee shall have the opportunity for a period of thirty (30) days to remedy any such violation, unless such violation is of a nature and type that cannot be remedied or the Company has given the Employee prior notice of repeat violations. Following such notice, if applicable, the Cause for termination shall be deemed "remedied" if, in the reasonable judgment of the Board of Directors of the Parent Company, Employee's actions in remedying such Cause have resulted in no material adverse effect being incurred by the Company, its Parent or affiliates in connection with such Cause for termination. Upon termination for Cause, Employee shall be entitled to a lump sum payment, payable immediately upon such termination equal to the sum of the following: (i) any salary accrued prior to the termination date; (ii) accrued vacation pay;
(iii) reimbursement of Employee expenses incurred or accrued prior to termination, and (iv) any other vested or earned benefits pursuant to employee benefits plans. The Company at the direction of the Parent may, at its option, elect to continue such salary and other benefits for a maximum additional period of two (2) years from the date of termination, which election shall be made by the Company and notice thereof delivered to Employee at the time of termination. If the Company elects to continue such payments, Employee shall continue to be subject to the provisions of Sections 5 and 6 hereof for such period; otherwise Employee shall be released therefrom, except for the provisions of Section 5.

                  4.5 Notwithstanding any provision of this Section 4 or other provision of this Agreement to the contrary, Employee may resign at any time upon 14 days written notice to Employer. In the event of such resignation, Employee shall be entitled to a lump sum payment payable immediately upon such termination equal to the sum of the following: (i) salary accrued prior to termination date, (ii) accrued vacation pay, (iii) reimbursement of reasonable business expenses incurred or accrued prior to the date of termination, and (iv) any other vested or earned benefits pursuant to employee benefits plans.

         5.       PROTECTION OF CONFIDENTIAL INFORMATION.

                  In view of the fact that Employee's work as an Employee of the Company will bring him into close contact with many confidential affairs of the Company, TransCoastal and its affiliates, including information about costs, profits, markets, sales, technical information and data, and plans for future developments:

                  (a) Employee acknowledges that the Company has invested and will continue to invest considerable resources in the development of its business and agrees (i) that all trade secrets and proprietary information of the Company, TransCoastal and its affiliates (including, without limitation, lists of customers and terms of agreements or contracts are and shall continue to be the sole and exclusive property of the Company, TransCoastal and its affiliates, and that Employee neither has nor shall have the right, title or interest therein; (ii) that such trade secrets and proprietary information are not readily accessible to competitors of the Company, TransCoastal or its affiliates; (iii) that such trade secrets and proprietary information must continue to be confidential; and (iv) to not disclose any trade secrets and proprietary information of the Company, TransCoastal or its affiliates to anyone outside of management of the Company, at any time during or after his employment with the Company, except with the prior written consent of the Parent Company.

                  (b) Employee further agrees to deliver promptly to the Company on termination of his employment with the Company, or at any time the Company or TransCoastal may so reasonably request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of the Company, TransCoastal and its affiliates which he may then possess or have under his control.

                  (c) The obligations of Employee under this Section 5 shall survive the termination of this Agreement and Employee's employment hereunder for three years.

                  (d) Notwithstanding any provision of this Section 5 to the contrary, confidential information, however, shall not include information (a) which is, at the time in question in the public domain through no wrongful act of Employee, (b) which is disclosed to Employee by a third party not under any obligations of confidentiality to the Company, TransCoastal or its affiliates, (c) which is required by appropriate court or governmental order, law, or regulation to be disclosed or (d) which the Company or TransCoastal has expressly given Employee the right to disclose pursuant to his employment.

         6.       NONCOMPETITION.

                  6.1 The parties hereto agree that the Company, TransCoastal and its affiliates are and will be engaging in the Company Business in, and in the waters offshore, of the following parishes of Louisiana attached as Exhibit
6.1 and in the counties of the State of Texas along the Gulf of Mexico and in Harris County and the counties contiguous thereto as well as other locations throughout the world, such other locations being determined immediately prior to termination (the "Subject Areas").

                  6.2 Employee agrees that, except as otherwise provided herein, for the period subsequent to the termination hereof that the Company shall continue to pay Employee his salary and other benefits provided hereunder, but not to exceed two years following the termination of this Agreement, he will not, directly, or indirectly, for himself or others, own, manage, operate, control, be employed by, consult on behalf of or otherwise engage or participate in the ownership, management, operation or control of, any company or other business enterprise engaged in the Company Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Employee from (i) having passive investments in any publicly held business enterprise or
(ii) having passive investments in any privately held business enterprise so long as he does not own more than 5% of the equity interests of any privately held business enterprise that engages in the Company Business in any of the Subject Areas.

                  6.3 Employee acknowledges and agrees that imminent harm and irreparable injury will result to Company or to TransCoastal and their property in the event of a breach of the noncompetition covenant contained in Section 6.2 by Employee, and that Company shall be entitled, in addition to any other remedies and damages available to Company, to an injunction to restrain such breach or threatened breach by Employee.

                  6.4 The Company and the Employee recognize and acknowledge that the Company has acquired the business of Dickson GMP from Employee and other Shareholders and that this Section 6 is partial consideration for the sale of such business. Employee recognizes that the noncompetition agreement is necessary to protect the legitimate business interests of Company, TransCoastal and its affiliates, including their goodwill and confidential information.

         7.       NOTICES.

                  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other address as any party shall designate by notice in writing to the other in accordance herewith):

                             If to the Company, then to:

                             TransCoastal Acquisition, Inc.
                             2925 Briarpark Drive, Suite 930
                             Houston, Texas  77042
                             Attention:  Thad "Bo" Smith


                             If to Employee, then to:

                             Fred E. Gallander, Jr.
                             6 Rosedown Court
                             New Orleans, Louisiana 70131

         8.       GENERAL.

                  8.1 This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, regardless of any conflicts of law rule, principle, or law to the contrary. Any legal action or proceeding against the Company or Employee with respect to this Agreement may be brought in the United States District Court, Southern District of Texas in Houston, Texas or in courts of Harris County, Texas, and, by execution of this Agreement, the Company and Employee hereby accept, unconditionally and irrevocably, the exclusive jurisdiction and venue of such courts and hereby agree to be bound by any final and nonappealable judgment rendered in any such action or proceeding.

                  8.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meanings or interpretation of this Agreement.

                  8.3 This Agreement sets forth the entire agreement and undertaking of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

                  8.4 No representation, promise or inducement has been made by any party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                  8.5 This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. Subject to the other provisions of this Agreement, the Company may assign its rights, together with obligations hereunder, to any of its respective affiliates or subsidiaries, or in connection with any sale, merger, transfer or other disposition of all or substantially all of its business or assets; however, any such transaction shall require that this Agreement be expressly assumed and shall not expand the scope of Employee's obligations hereunder or otherwise amend the provisions of this Agreement without Employee's express written consent.

                  8.6 If any of the provisions of this Agreement are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the provisions of this Agreement, which shall be given full effect without regard to the invalid portions.

                  8.7 This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  8.8 This Agreement may be executed in any number of counterparts and shall become binding when one or more counterparts bear the signature of all of the parties reflected hereon as signatories.

         9.       CHANGE OF CONTROL

                  Notwithstanding any provisions of this Agreement to the contrary, in the event of a sale of all or substantially all of the assets of the Company or TransCoastal, a merger, consolidation, liquidation, or reorganization of the Company or TransCoastal, in which the Company or TransCoastal is not the surviving entity, or any other event which results in a change in control of the Company or TransCoastal, the Company or the surviving entity as the case may be, shall either expressly adopt the provisions of this Agreement, including maintaining Employee in the position provided for herein or shall pay to Employee at such time an amount equal to twenty-four (24) months compensation of Employee's then current annual salary and shall continue to provide the other benefits provided for herein for the period set forth above. Such Employee shall continue to be bound by Sections 5 and 6 herein; otherwise, the Employee shall be released from this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the dates set forth below each signature.

                                    EMPLOYEE



                                    Name:  Fred E. Gallander, Jr.



                                    TRANSCOASTAL ACQUISITION, INC.


                                    By:
                                          Name:       B. E. Stallworth
                                          Title:      President


                                    GUARANTY

         Notwithstanding any provision hereof to the contrary, TransCoastal agrees that it is bound by the terms and conditions hereof to the same extent as the Company and does hereby by its execution hereof for the purpose of this guaranty only does unconditionally guarantee each and every obligation undertaken herein by the Company.

                                    TRANSCOASTAL MARINE SERVICES, INC.


                                    By:
                                          Name:       Thad Smith, III
                                          Title:      President

                                 EXHIBIT 1.2(d)

                             FRED E. GALLANDER, JR.


APPROVED OUTSIDE BUSINESS AND INVESTMENTS ACTIVITIES PURSUANT TO SECTION 1.2(d):


                                      NONE

                                    EXHIBIT 1
                              POSITION DESCRIPTION

         FRED E. GALLANDER, JR.

POSITION:

Chief Executive Officer

RESPONSIBILITIES:

Chief Executive Officer responsible for the overall direction and operations of the Company and affiliates

AUTHORITY:

Approved Capital Budget - $1,000,000
Approved Facilities Expense - $1,000,000

REPORTS TO:

President and Chief Operating Officer, Transcoastal Marine Services, Inc.

FACILITIES AND SUPPORT COMPANY WILL PROVIDE:

An office in the New Orleans, Louisiana metropolitan area

Provide reasonable and necessary office furnishing, up-to-date office equipment, including any special office equipment, as well as dedicated secretarial, clerical and other support personnel commensurate with position.

BENEFITS:

In addition, to all standard Company benefits, incentives, and items embodied in the Employment Agreement, the following items are provided:

o         Car allowance of $750 per month

o All business related mobile telephone expenses (including local and long distance charges)

o Membership costs and expenses in business organizations and clubs (limit one club)

o Business Class Air Fare for flights less than 2 hours in duration and First-class or Business Class Air travel in flights in excess of 2 hours in duration

o         Reasonable and documented business expenses

o All home and office expenses, including special fax telephone lines and equipment as needed and required

o         E-mail and on-line connection fees and subscriber service

o         Annual physical examination

                                   EXHIBIT 6.1